Exhibit 99.1

Gladstone Capital Corporation Reports Financial Results for its Second Quarter Ended March 31, 2017

MCLEAN, Va., May 03, 2017 (GLOBE NEWSWIRE) -- Gladstone Capital Corporation (NASDAQ:GLAD) (the “Company”) today announced earnings for its second fiscal quarter ended March 31, 2017.  Please read the Company’s Quarterly Report on Form 10-Q filed today with the U.S. Securities and Exchange Commission (the “SEC”), which can be retrieved from the SEC’s website at www.sec.gov, or from the Company’s website at www.GladstoneCapital.com.

Summary Information (dollars in thousands, except per share data) (unaudited):

For the Quarter Ended:	March 31, 2017	December 31, 2016	Change	% Change

Total investment income	$8,793	$9,974	$(1,181)	(11.8)%
Total expenses, net of credits	(3,434)	(4,767)	1,333	(28.0)
Net investment income	5,359	5,207	152	2.9
Net investment income per common share	0.21	0.21	—	—
Cash distribution per common share	0.21	0.21	—	—
Net realized gain (loss)	45	(3,448)	3,493	(101.3)
Net unrealized depreciation	(748)	(843)	95	(11.3)
Net increase in net assets resulting from operations	4,656	916	3,740	408.3
Weighted average yield on interest-bearing investments	11.4%	11.3%	0.1	0.9
Total invested	$39,611	$20,047	$19,564	97.6
Total repayments and net proceeds	14,613	50,453	(35,840)	(71.0)

As of:	March 31, 2017	December 31, 2016	Change	% Change
Total investments, at fair value	$313,517	$288,246	$25,271	8.8%
Fair value, as a percent of cost	83.6%	82.6%	1.0%	1.2
Net asset value per common share	$8.33	$8.36	$(0.03)	(0.4)

Second Fiscal Quarter 2017 Highlights:

  Portfolio Activity: Invested $39.0 million in two new portfolio companies and $0.6 million in existing portfolio companies. Received $14.6 million in repayments and net proceeds from portfolio companies.
  Recurring Distributions: Paid monthly distributions for each of January, February, and March 2017 to common stockholders ($0.07 per common share) and to preferred stockholders ($0.140625 per share of the Company’s 6.75% Series 2021 Term Preferred Stock).

Second Fiscal Quarter 2017 Results:

Total investment income decreased by 11.8% compared to the prior quarter primarily due to a decrease in other income of $1.1 million related to success fees collected in conjunction with exits that occurred during the prior quarter. Total expenses decreased by 28.0% quarter over quarter, primarily as a result of a decrease in the net incentive fee and a decrease in professional and other general and administrative expenses.

Net Investment Income for the quarter ending March 31, 2017 was $5.4 million, or $0.21 per share, an increase of 2.9% compared to the prior quarter.

Net Increase in Net Assets Resulting from Operations for the quarter ended March 31, 2017 and December 31, 2016 was $4.7 million, or $0.18 per share, compared to $0.9 million, or $0.04 per share, respectively. The quarter over quarter increase was driven primarily by the change in net realized gain (loss) quarter over quarter.

Subsequent Events:  Subsequent to March 31, 2017, the following significant events occurred:

  Portfolio Activity: In April 2017, we invested $22.0 million in secured second lien debt to a business that provides services to local governments.
  Distributions Declared: Declared the following monthly cash distributions to stockholders in April 2017:

Record Date	Payment Date	Distribution per Common Share	Distribution per Series 2021 Term Preferred Share
April 21	April 30	$0.07	$0.140625
May 19	May 31	0.07	0.140625
June 21	June 30	0.07	0.140625
Total for the Quarter		$0.21	$0.421875

Comments from Gladstone Capital’s President, Bob Marcotte: “These results represent an important transition for us, as we successfully reinvested the large prepayments experienced earlier in our fiscal year and the $47 million of net new originations closed since our last report will lift and strengthen our core interest earnings momentum going forward. While our fee income was off on the quarter, lower expenses and incentive fee credits offset the dip in total investment income and our NII covered 100% of our shareholder distributions. We maintained our investment yield and the portfolio performed well, as the overall valuation was largely unchanged continuing the improving trend in our long term return on equity performance. Between our available capital and health of the lower middle market investment opportunities, we continue to be well positioned to grow our investment portfolio and enhance shareholder returns.”

Conference Call for Stockholders: The Company will hold its earnings release conference call on Thursday, May 4, 2017, at 8:30 a.m. EDT.  Please call (855) 465-0177 to enter the conference.  An operator will monitor the call and set a queue for any questions. A replay of the conference call will be available through June 4, 2017.  To hear the replay, please dial (855) 859-2056 and use conference number 56272750.  The replay of the conference call will be available beginning approximately one hour after the call concludes. The live audio broadcast of the Company’s quarterly conference call will also be available online at www.GladstoneCapital.com.  The event will be archived and available for replay on the Company’s website through July 4, 2017.

About Gladstone Capital Corporation: Gladstone Capital Corporation is a publicly traded business development company that invests in debt and equity securities, consisting primarily of secured first and second lien term loans to lower middle market businesses in the United States.  Including distributions through today, the Company has paid 171 consecutive monthly or quarterly cash distributions on its common stock.  Information on the business activities of all the Gladstone funds can be found at www.GladstoneCompanies.com.

To obtain a paper copy of the Company’s most recent Form 10-Q, please contact the Company at 1521 Westbranch Drive, Suite 100, McLean, VA 22102, ATTN:  Investor Relations.  The financial information above is not comprehensive and is without notes, so readers should obtain and carefully review the Company’s Form 10-Q for the quarter ended March 31, 2017, including the notes to the consolidated financial statements contained therein.

Investor Relations Inquiries: Please visit www.gladstone.com or +1-703-287-5893.